EXHIBIT 23.01
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 12, 2008 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Keithley Instruments, Inc. Annual Report on Form 10K for the year ended September 30, 2008.
/s/ PricewaterhouseCoopers LLP
Cleveland, Ohio
February 13, 2009